SUB-ITEM 77C

The sole shareholder of the MFS Blended Research Growth Equity Fund, MFS Blended Research Small Cap Equity Fund, and MFS Blended Research Value Equity Fund (each a "Fund"), each a series of MFS Series Trust X,, took action by unanimous written consent, as permitted by the Trust's Declaration of Trust, on September 14, 2015, to approve the following matters:

1.       That Messrs. Steven E. Buller, Robert  E.  Butler,  David  H.  Gunning,
            William R. Gutow, Michael Hegarty, John P. Kavanaugh, Robert W. Uek, and Robert J. Manning, and Mses. Maureen R. Goldfarb, Maryanne L. Roepke, Laurie J. Thomsen, and Robin A. Stelmach, be, and each hereby is, elected as Trustee, to hold office in accordance with the Declaration of Trust.

2.       The  terms  of the Investment Advisory Agreement, dated  September  14,
            2015, by and between the Trust and Massachusetts Financial Services Company, be, and they hereby are, ratified, confirmed and approved.

3.       That the selection  of  Deloitte  &  Touche LLP, independent registered public accounting firm, by the Board of Trustees of the Fund, pursuant to and subject to provisions of Section 32(a) of the 1940 Act, as the independent registered public accounting firm of the Fund, to certify every financial statement relating to the Fund certified by an independent registered public accounting firm, which is required by any law or regulation to be filed by the Fund in respect of all or any part of the fiscal year ending May 31, 2016, be, and it hereby is, ratified, confirmed and approved.

4.       That in exercise  of their business judgment made in the best interests of shareholders of each class of shares of the Fund, the terms of the Master Distribution Plan, be and they hereby are ratified, confirmed and approved.